Exhibit 99.1



                                  PRESS RELEASE



                                 PRESS RELEASE

FOR IMMEDIATE RELEASE                             FOR FURTHER INFORMATION
CONTACT:

Titanium Metals Corporation                       J. Landis Martin
1999 Broadway, Suite 4300                         Chairman and CEO
Denver, Colorado  80202                           303-296-5600


                        TIMET AND NIPPON STEEL ANNOUNCE
              JOINT DEVELOPMENT EFFORTS IN ARCHITECTURAL TITANIUM


     DENVER, COLORADO. . . October 5, 1998 . . . At the annual meeting of the International Titanium Association being held this week, Titanium Metals Corporation ("TIMET") (NYSE: TIE) and Nippon Steel Corporation announced that they have signed an Architectural Titanium Conversion Services Agreement as the first step in what the two companies anticipate will become a formal cooperative venture to develop and grow the market for architectural titanium products.

     Titanium is being used increasingly as an architectural cladding material primarily for roof and wall panels because of its corrosion resistance and natural beauty. Although the market for architectural titanium has historically
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been focused in Japan, in 1997, TIMET made a significant breakthrough when it supplied the architectural titanium used for the exterior of the Guggenheim Museum in Bilbao, Spain.

     Nippon Steel and TIMET have agreed to a phased program of cooperation with a view to expanding the market for architectural titanium by using the combination of their expertise and capabilities to bring lower cost, higher quality titanium products to the worldwide architectural community. In particular, the integration of TIMET electron-beam melting technology and Nippon Steel finishing capabilities brings together two sets of technologies well suited to serve this goal.

     As the first stage of this program, Nippon Steel will provide TIMET with conversion services to produce high quality, finished architectural products from TIMET starting material. TIMET will utilize its worldwide sales network to market this expanded array of architectural products under the TIMET name.

     Nippon Steel, headquartered in Tokyo, Japan, (President: Akira Chihaya) is the world's largest steel producer and a major producer of titanium products. Information about Nippon Steel is available on the worldwide web at http://www.nsc.co.jp.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information about TIMET is available on the worldwide web at http://www.timet.com.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in TIMET's filings with the Securities and Exchange Commission.
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